SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Tableau Software, Inc.

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TABLEAU SOFTWARE, INC.

837 North 34th Street, Suite 200

Seattle, Washington 98103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2015

Dear Tableau Software, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tableau Software, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, May 11, 2015 at 11:00 a.m. local time at Lake Washington Rowing Club, 910 North Northlake Way, Seattle, Washington 98103 for the following purposes:

1.	To elect the three nominees for director named herein to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is March 18, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Monday, May 11, 2015 at 11:00 a.m. local time at Lake Washington Rowing Club, 910 North Northlake Way, Seattle, Washington 98103.

The proxy statement and annual report to stockholders

are available at http://materials.proxyvote.com/87336U.

By Order of the Board of Directors

Keenan Conder

Vice President, General Counsel and Corporate Secretary

Seattle, Washington

March 31, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TABLEAU SOFTWARE, INC.

837 North 34th Street, Suite 200

Seattle, Washington 98103

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

May 11, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Tableau Software, Inc. (the “Company” or “Tableau”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 31, 2015 to all stockholders of record entitled to vote at the Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 10, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Monday, May 11, 2015 at 11:00 a.m. local time at Lake Washington Rowing Club, 910 North Northlake Way, Seattle, Washington 98103. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 18, 2015 will be entitled to vote at the meeting. On this record date, there were 71,126,531 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 18, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 18, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three directors;

•	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For your advisory vote on the compensation of our named executive officers and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, or you may vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 10, 2015 to be counted.

•

To vote through the internet, go to http://materials.proxyvote.com/87336U to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 10, 2015 to be counted.

•

To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and request a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock you owned as of March 18, 2015. The Class A Common Stock and Class B Common Stock will vote together as a single class on all proposals described in this proxy statement.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1, 2 and 3 without your instructions, but may vote your shares on Proposal No. 4, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of named executive officer compensation, for “One Year” as the preferred frequency of advisory votes to approve named executive officer compensation and “For” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 837 North 34th Street, Suite 200, Seattle, Washington 98103.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 3, 2015 to our Corporate Secretary at 837 North 34th Street, Suite 200, Seattle, Washington 98103, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2016 Annual Meeting of Stockholders is held before April 11, 2016 or after June 10, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2016 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2016 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 11, 2016 nor earlier than the close of business on January 12, 2016; provided, however, that if our 2016 Annual Meeting of Stockholders is held before April 11, 2016 or after June 10, 2016, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes;

•

with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and

•	with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withhold Votes	Effect of Broker Non-Votes
1	Election of Directors	The three nominees receiving the most “For” votes will be elected	None	None

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

4	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A Common Stock and Class B Common Stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the March 18, 2015 record date, there were 49,866,678 shares of Class A Common Stock and 21,259,853 shares of Class B Common Stock outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 131,232,605 votes must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board presently has eight members, divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

We invite, but do not require, our directors and nominees for director to attend the Annual Meeting. Two of our directors attended the 2014 Annual Meeting of Stockholders.

The following table sets forth information with respect to our directors, including the three nominees for election at the Annual Meeting, as of March 18, 2015:

Name	Age	Director since	Principal Occupation/ Position held with the Company
Class II Directors—Nominees for Election at the Annual Meeting
Forest Baskett	71	Aug. 2008	General Partner, New Enterprise Associates
Billy Bosworth	45	NA	Chief Executive Officer, DataStax
Patrick Hanrahan	59	Jan. 2003	Co-founder and Chief Scientist of Tableau

Class III Directors—Continuing in Office until the 2016 Annual Meeting
Christian Chabot	43	Jan. 2003	Co-founder, Chief Executive Officer and Chairman of the Board of Directors of Tableau
Christopher Stolte	42	Jan. 2003	Co-founder and Chief Development Officer of Tableau

Class I Directors—Continuing in Office until the 2017 Annual Meeting
Elliott Jurgensen, Jr.	70	Sept. 2012	Director of Tableau
John McAdam	64	Dec. 2012	President, Chief Executive Officer and Director of F5 Networks, Inc.
Brooke Seawell	67	Nov. 2011	Venture Partner, New Enterprise Associates

Each of the nominees listed below was recommended for election by the Nominating and Corporate Governance Committee of the Board of Directors. Drs. Baskett and Hanrahan are currently directors of the Company and were elected to the Board prior to our initial public offering pursuant to the provisions of a voting agreement entered into by certain of our stockholders—including our founders, Mr. Chabot, Dr. Stolte and Dr. Hanrahan, and entities affiliated with New Enterprise Associates and Meritech—that terminated upon the completion of our initial public offering in 2013. Mr. Bosworth is not currently serving as a member of the Board. If elected, Mr. Bosworth would fill the vacancy that will be left by our current director Scott Sandell, who has indicated he will not be standing for reelection at the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by Tableau. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting

Forest Baskett has served as a member of our Board since August 2008. Dr. Baskett has been a General Partner with New Enterprise Associates, a venture capital firm (“NEA”), since 2004, where he focuses on information and energy technology investments. Dr. Baskett joined NEA in 1999. From 1986 to 1999, Dr. Baskett served as Chief Technology Officer and Senior Vice President, Research and Development of Silicon Graphics Inc. (“SGI”). Prior to joining SGI, he founded and directed the Western Research Laboratory of Digital Equipment Corporation from 1982 to 1986, and was a professor of Computer Science and Electrical Engineering at Stanford University from 1971 to 1982. Dr. Baskett also serves on the boards of various private technology companies. Dr. Baskett holds a Ph.D. in Computer Science from the University of Texas at Austin and a B.A. from Rice University. He is also a member of the National Academy of Engineering. Dr. Baskett was chosen to serve on our Board due to his extensive experience with a wide range of technology companies and the venture capital industry.

Billy Bosworth has served as the President and Chief Executive Officer and as a member of the board of DataStax, Inc., a provider of open-source and big-data database technology, since May 2011. Prior to joining DataStax, Mr. Bosworth held positions at Quest Software, a provider of systems management software, from June 2005 to May 2011, where his most recent role was Vice President and General Manager of the database business unit. Mr. Bosworth holds a B.S. in Information Science and Data Processing from the University of Louisville. Mr. Bosworth was nominated to serve on our Board due to his experience in the database industry, and in particular, his extensive background in product management and development.

Patrick Hanrahan has served as our Chief Scientist and as a member of our Board since our inception in 2003. Dr. Hanrahan is also currently the CANON Professor of Computer Science and Electrical Engineering at Stanford University, where he teaches computer graphics and is researching visualization, image synthesis, and graphics systems and architectures. Dr. Hanrahan is a part-time employee of Tableau, with approximately 20% of his professional time currently dedicated to Tableau. Prior to joining us, Dr. Hanrahan served as senior scientist at Pixar Animation Studios. Prior to joining Stanford, Dr. Hanrahan was an Associate Professor at Princeton University. Dr. Hanrahan holds a Ph.D. in Biophysics and a B.S. from the University of Wisconsin—Madison. Dr. Hanrahan was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Scientist, has a deep understanding of our products and technology.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office until the 2016 Annual Meeting

Christian Chabot is one of our co-founders and has served as our Chief Executive Officer and Chairman of our Board since our inception in 2003. Prior to joining us, Mr. Chabot served as an Associate Partner at Softbank Venture Capital, a venture capital firm. Prior to Softbank, Mr. Chabot was the President and co-founder of BeeLine LLC, a visualization software company. He holds an M.B.A. from Stanford University, an M.Sc. from the University of Sussex and a B.S. from Stanford University. Mr. Chabot was chosen to serve on our Board because he is a co-founder, a significant stockholder and our Chief Executive Officer.

Christopher Stolte is one of our co-founders and has served as a member of our Board since our inception in 2003. Dr. Stolte has served as our Chief Development Officer since May 2010, and prior to that served as our Vice President of Engineering. Prior to joining us, Dr. Stolte was the Chief Technology Officer and co-founder of BeeLine LLC. Dr. Stolte holds a Ph.D. in Computer Science from Stanford University and a B.S. from Simon

Fraser University. Dr. Stolte was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Development Officer, has a deep understanding of our products and technology.

Directors Continuing in Office until the 2017 Annual Meeting

Elliott Jurgensen, Jr. has served as a member of our Board since September 2012. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen currently serves on the boards of BSquare Corporation and a private company. Mr. Jurgensen has a B.S. from California State University, San Jose. Mr. Jurgensen was chosen to serve on our Board due to his substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

John McAdam has served as a member of our Board since December 2012. Mr. McAdam has served as the President and Chief Executive Officer and a member of the board of directors of F5 Networks, Inc., a provider of application delivery networking technology, since July 2000. Prior to joining F5 Networks, Mr. McAdam served as General Manager of the Web server sales business at IBM from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to IBM in September 1999. Mr. McAdam holds a B.S. from the University of Glasgow, Scotland. Mr. McAdam was chosen to serve on our Board due to his experience in the technology industry, and in particular, his experience managing F5 Networks through a period of high growth.

Brooke Seawell has served as a member of our Board since November 2011. Mr. Seawell has been a Venture Partner with NEA since January 2005. Prior to joining NEA, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm, from February 2000 to December 2004. Mr. Seawell also served as Executive Vice President of NetDynamics Inc., an application server software company that was acquired by Sun Microsystems, Inc., from 1997 to 1998, and Senior Vice President, Finance and Operations and Chief Financial Officer of Synopsys, an electronic design automation software company, from 1991 to 1997. Mr. Seawell previously served as Vice President, Finance and Production and Chief Financial Officer of Weitek Corporation, a fabless semiconductor company, from 1983 to 1991, and co-founder and Chief Financial Officer of Southwall Technologies, Inc., a complex thin film coatings company, from 1979 to 1983. Mr. Seawell currently serves on the boards of NVIDIA Corporation, Informatica Corporation and various private technology companies. Mr. Seawell also is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds an M.B.A. from Stanford University and a B.A. from Stanford University. Mr. Seawell was chosen to serve on our Board due to his more than 30 years of experience in technology finance and operations, including having served as the chief financial officer of two public companies, his experience in the venture capital industry and his experience as a director of high technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (“SEC”).

The Compensation Committee of the Board periodically reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation programs, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over four years) reward sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the result will not be binding on the Board or Compensation Committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Advisory approval of this proposal requires the vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 above. By voting on this Proposal 3, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two or three years.

While our compensation strategies are related to both the short-term and longer-term business outcomes, compensation decisions are made annually. An annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation decisions and named executive officer compensation programs. The Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the Board. However, the Board and Compensation Committee will consider the outcome of the stockholder vote, along with other relevant factors, but the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more frequently than the option preferred by the stockholders.

Advisory approval of this proposal requires the vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” FOR PROPOSAL 3.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)	$1,465	$1,659
Audit-related Fees	—	—
Tax Fees(2)	362	294
All Other Fees(3)	24	2

Total Fees	$1,851	$1,955

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. Audit fees for 2014 also include fees for professional services provided in connection with our March 2014 follow-on public offering that were incurred during the fiscal year ended December 31, 2014. Audit fees for 2013 also include fees for professional services provided in connection with our May 2013 initial public offering and October 2013 secondary public offering that were incurred during the fiscal year ended December 31, 2013. These professional services fees included fees related to comfort letters, consents and review of documents filed with the SEC.

(2)

Tax fees for the fiscal year ended December 31, 2014 consist of fees for services related to international tax compliance. Tax fees for the fiscal year ended December 31, 2013 consist of fees for services related to international tax compliance and a transfer pricing analysis.

(3)	All other fees billed for the fiscal years ended December 31, 2014 and 2013 were related to XBRL review services and a licensing fee for accounting research tools.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to our Audit Committee Chairman up to $100,000, and any such pre-approval is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 4.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director and nominee for director. Our Board has determined that, other than Mr. Chabot and Drs. Stolte and Hanrahan, by virtue of their positions as Chief Executive Officer, Chief Development Officer and Chief Scientist, respectively, none of our directors or nominees for director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Lead Independent Director

Mr. Sandell currently serves as the Board’s lead independent director, but will cease to serve in that capacity when his term expires at the Annual Meeting. Our Board has appointed Mr. McAdam as lead independent director, effective at the Annual Meeting. As lead independent director, Mr. McAdam will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Mr. Christian Chabot
Dr. Christopher Stolte
Dr. Patrick Hanrahan
Dr. Forest Baskett		X
Mr. Elliott Jurgensen, Jr.	X	X*
Mr. John McAdam	X		X*
Mr. Scott Sandell		X	X
Mr. Brooke Seawell	X*
Total meetings in the fiscal year ended December 31, 2014:	8	4	2

*	Committee Chairperson

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee consists of Messrs. Seawell, Jurgensen and McAdam, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Seawell. Our Board has determined that each of Messrs. Seawell and Jurgensen is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at investors.tableau.com/corporate-governance.

Report of the Audit Committee(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mr. Brooke Seawell
Mr. Elliott Jurgensen, Jr.
Mr. John McAdam

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee currently consists of Mr. Jurgensen, Dr. Baskett and Mr. Sandell, each of whom our Board has determined to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The chair of our Compensation Committee is Mr. Jurgensen. If elected, the Board intends to appoint Mr. Bosworth to the Compensation Committee. The primary functions of this committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to our Board the compensation of our directors;

•	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.

The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at investors.tableau.com/corporate-governance.

Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. McAdam and Sandell, each of whom our Board has determined to be independent under the NYSE listing standards. If elected, the Board intends to appoint Mr. Bosworth to the Nominating and Corporate Governance Committee. The chair of our Nominating and Corporate Governance Committee is Mr. McAdam. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at investors.tableau.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 837 North 34th Street, Suite 200, Seattle, Washington 98103. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at investors.tableau.com/corporate-governance. In addition, any interested person may communicate directly with the lead independent director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at investors.tableau.com/corporate-governance.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at investors.tableau.com/corporate-governance. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at investors.tableau.com/corporate-governance.

Other Policies

Our insider trading policy prohibits our employees and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 18, 2015, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 49,866,678 shares of our Class A common stock and 21,259,853 shares of our Class B common stock outstanding as of March 18, 2015. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 18, 2015, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Tableau Software, Inc., 837 North 34th Street, Suite 200, Seattle, Washington 98103.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Name of Beneficial Owner	Number of Shares	% of Total	Number of Shares	% of Total
Named Executive Officers, Directors and Nominees for Director:
Christian Chabot(1)	1,410	*	6,477,177	29.72%	24.19%
Christopher Stolte(1)	1,410	*	5,599,052	25.69%	20.91%
Thomas Walker(2)	44,405	*	194,874	*	*
Kelly Wright(3)	177,443	*	265,938	1.24%	1.07%
Elissa Fink(4)	—	—	297,179	1.39%	1.13%
Keenan Conder(5)	3,750	*	69,729	*	*
Forest Baskett(6)(7)	43,178	*	1,989,907	9.35%	7.59%
Billy Bosworth	—	—	1,000	*	*
Patrick Hanrahan	—	—	7,888,278	37.10%	30.05%
Elliott Jurgensen, Jr.(8)	2,662	*	34,500	*	*
John McAdam(9)	3,182	*	36,250	*	*
Scott Sandell(6)(10)	55,705	*	1,989,907	9.35%	7.60%
Brooke Seawell(11)	796	*	17,500	*	*
All executive officers and directors as a group (13 persons)(12)	333,941	*	22,893,051	99.81%	82.10%

Other 5% Stockholders:
Vanguard Group Inc.(13)	2,644,169	5.30%	—	—	*

*	Represents beneficial ownership of less than 1% of the outstanding common stock.

†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)

Each of Mr. Chabot and Dr. Stolte ownership holdings include 533,177 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and 313 shares of Class A Common Stock issuable pursuant to restricted stock units (“RSUs”) within 60 days of March 18, 2015.

(2)

Includes (i) 43,026 shares of Class A common stock held by the Thomas and Katherine Walker Living Trust, for which Mr. Walker holds voting and dispositive power, (ii) 194,874 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and (iii) 313 shares of Class A Common Stock issuable pursuant to RSUs within 60 days of March 18, 2015.

(3)

Includes (i) 2,150 shares of Class A common stock held by the Wright Family Irrevocable Trust, for which Ms. Wright holds voting and dispositive power and (ii) 145,938 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015.

(4)	Includes 78,259 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015.

(5)	Includes 69,729 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015.

(6)

The shares of Class B common stock reflected as owned by Dr. Baskett and Mr. Sandell consists of (i) 1,964,192 shares of Class B common stock held by New Enterprise Associates 11, Limited Partnership (“NEA 11”) and (ii) 4,048 shares of Class B common stock held by NEA Ventures 2004, L.P. (“Ven 2004”). The shares directly held by NEA 11 are indirectly beneficially owned by NEA Partners 11, Limited Partnership (“NEA Partners 11”), the sole general partner of NEA 11, NEA 11 GP, LLC (“NEA 11 LLC”), the sole general partner of NEA Partners 11, and each of the individual Managers of NEA 11, LLC, who are M. James Barrett, Peter J. Barris, Dr. Baskett, Ryan D. Drant, Krishna “Kittu” Kolluri and Mr. Sandell. The shares directly held by Ven 2004 are indirectly beneficially owned by J. Daniel Moore, the general partner of Ven 2004. Dr. Baskett and Mr. Sandell and the indirect holders of the shares referenced above disclaim beneficial ownership thereof except to the extent of their actual pecuniary interest therein.

(7)

Includes 43,178 shares of Class A common stock held by the Baskett Family Trust u/a 10/12/2010, for which Dr. Baskett holds voting and dispositive power, and 21,667 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015.

(8)

Includes 34,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and 796 shares of Class A Common Stock issuable pursuant to RSUs within 60 days of March 18, 2015.

(9)

Includes 36,250 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and 796 shares of Class A Common Stock issuable pursuant to RSUs within 60 days of March 18, 2015.

(10)

Includes 55,705 shares of Class A common stock held by the Sandell Family Trust a/d/t 3/30/01, for which Mr. Sandell holds voting and dispositive power, and 21,667 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015.

(11)

Includes (i) 10,000 shares of Class B common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 6/29/10, for which Mr. Seawell holds voting and dispositive power, (ii) 7,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and (iii) 796 shares of Class A Common Stock issuable pursuant to RSUs within 60 days of March 18, 2015.

(12)

Includes (i) 1,677,738 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2015 and (ii) 3,327 shares of Class A Common Stock issuable pursuant to RSUs within 60 days of March 18, 2015.

(13)

Based solely on information provided in a Schedule 13G filed with the SEC on behalf of The Vanguard Group, Inc. on February 11, 2015 reflecting its Class A Common Stock holdings as of December 31, 2014. According to this filing, (i) The Vanguard Group, Inc., in its capacity as investment adviser, has sole voting power with regard to 26,729 shares of Class A Common Stock, sole dispositive power with regard to 2,620,840 shares of Class A Common Stock and shared dispositive power with regard to 23,329 shares of Class A Common Stock, (ii) the amount reported above includes 23,329 shares of Class A Common Stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, and (iii) the amount reported above includes 3,400 shares of Class A Common Stock beneficially owned Vanguard Investments Australia, Ltd, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australian investment offerings. The principal business address of these entities is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 18, 2015. Biographical information with regard to Mr. Chabot and Dr. Stolte is presented under “Proposal No. 1—Election of Directors” in this proxy statement.

Name	Age	Position(s)
Christian Chabot	43	Chief Executive Officer, Co-founder and Chairman of the Board
Christopher Stolte	42	Chief Development Officer, Co-founder and Director
Thomas Walker	46	Chief Financial Officer
Kelly Wright	44	Executive Vice President, Sales
Elissa Fink	51	Chief Marketing Officer
Keenan Conder	52	Vice President, General Counsel and Corporate Secretary

Thomas Walker has served as our Chief Financial Officer since July 2008, and prior to that served as our Vice President, Finance and Operations. Prior to joining us, Mr. Walker served as Vice President, Finance and Administration at Beacon Fire and Safety LP, which was subsequently acquired by Cintas Corporation. Mr. Walker has over 20 years of experience in software and publishing, including roles in corporate finance at Time Warner Inc. and IDG Books Worldwide, Inc., which was subsequently acquired by John Wiley & Sons, Inc. Mr. Walker holds an M.B.A. from CUNY Baruch College and a B.S. from Arizona State University.

Kelly Wright has served as our Executive Vice President, Sales since November 2010 and prior to that served as our Vice President of Sales and various other sales leadership positions since joining us in 2005. Prior to joining us, Ms. Wright served as Vice President of Sales at AtHoc, Inc. She holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. from Stanford University.

Elissa Fink has served as our Chief Marketing Officer since August 2011, and prior to that served as our Vice President of Marketing from August 2007 to August 2011. Prior to joining us, Ms. Fink served as Executive Vice President at IXI Corporation, which was subsequently acquired by Equifax Inc. She holds an M.B.A. in Marketing and Decision Systems from the University of Southern California and a B.A. from Santa Clara University.

Keenan Conder has served as our Vice President, General Counsel and Corporate Secretary since January 2012. Prior to joining us, Mr. Conder served as Vice President, General Counsel and Corporate Secretary of Isilon Systems, Inc., a data storage company, which was subsequently acquired by EMC Corporation, from 2007 to 2012. Mr. Conder previously served as Senior Vice President, General Counsel and Corporate Secretary of Expedia, Inc. Mr. Conder received his J.D. from Wake Forest University and holds a B.A. from the University of North Carolina at Chapel Hill.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2014 for:

•	Christian Chabot, our Chief Executive Officer and Chairman of our Board of Directors;

•	Thomas Walker, our Chief Financial Officer;

•	Kelly Wright, our Executive Vice President, Sales;

•	Elissa Fink, our Chief Marketing Officer; and

•	Keenan Conder, our Vice President, General Counsel and Corporate Secretary.

We refer to these executive officers collectively in this proxy statement as our named executive officers. The compensation provided to our named executive officers for 2014 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section also discusses our executive compensation philosophy, objectives and design and how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions involving our executive team, including our named executive officers, during 2014.

Executive Summary

2014 Business Highlights

In the fiscal year ended December 31, 2014, we achieved several positive business results including:

•	annual revenues of $412.6 million, up 78% year over year;

•	added more than 9,100 new customer accounts, bringing our total to more than 26,000 worldwide as of December 31, 2014;

•	we expanded our international presence to support thousands of businesses in more than 150 countries, and grew our international revenue $93.8 million, up 105%; and

•

we invested $90.1 million(1) on research and development and this commitment led to the release of Tableau 8.2, which allows customers to run Tableau natively on the Mac and to create interactive stories with data, and Tableau 8.3, an update that extends our enterprise class security with support for Kerberos.

In addition, in March 2014, we closed a follow-on public offering resulting in proceeds to us of $344.1 million, net of underwriters’ discounts and commissions and offering expenses, and as of December 31, 2014, we had cash and cash equivalents totaling $680.6 million.

Executive Compensation Highlights

Consistent with our general compensation philosophy throughout the company, we strive to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and growing business, and aligns the interests of our executive officers with our stockholders through equity ownership in the company. Our 2014 compensation actions and decisions reflect our financial results and business performance, and our executive officers’ accomplishments that helped achieve these results and performance.

(1)

Represents non-GAAP research and development expense. The figure excludes $20.8 million of stock-based compensation expense. The definition and reconciliation of non-GAAP measures can be found at investors.tableau.com/overview/default.aspx.

The Compensation Committee took the following actions in 2014 with respect to the compensation of our named executive officers:

•

We identified a peer group of comparable public companies, selected with the assistance of an independent compensation consultant, to inform our decision making process and assist in ensuring that our executive compensation program is positioned to be competitive and aligned with our business objectives at this stage of the company’s growth;

•

As a result of our overall review, including comparisons against our peer group, we increased the base salary for all of our named executive officers, and target cash incentive compensation opportunities for our named executive officers other than for our Chief Executive Officer, who, along with our co-founder and Chief Development Officer, have historically elected to not participate in any annual bonus opportunities; and

•	We approved equity awards to our named executive officers at levels that met competitive market concerns, satisfied our retention objectives and rewarded individual performance.

We endeavor to maintain good governance standards in our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program annually to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were either adopted or in effect during 2014:

•	Independent Compensation Committee. The Compensation Committee consists solely of independent directors and is responsible for making all executive compensation decisions.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance and is equity-based to align the interests of our named executive officers and stockholders. Equity awards granted to our executive officers vest or are earned over four-year periods, consistent with current market practice and our retention objectives.

•

No “Single-Trigger” Change-in-Control Arrangements. Our change-in-control payments and benefits for executive officers are reasonable and are based on a “double trigger”—that is, each named executive officer is eligible to receive payments and benefits in connection with a change in control of Tableau only if the employment of such named executive officer terminates without cause or for good reason on or within a specified period after the change in control.

•	No Retirement Benefits. We do not provide or promise post-termination retirement- or pension-type non-cash benefits for our executive officers that are not available to our employees generally.

•

Restrictions on Transactions in Our Securities. Our insider trading policy prohibits our employees from conducting, among other things, short sales, hedging of stock ownership positions and transactions in derivative securities relating to our capital stock.

Executive Compensation Philosophy, Objectives and Design

The market opportunity for our products is highly competitive and subject to rapidly changing technology and evolving standards, and we expect competition among companies in this broad market sector to continue to increase. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products to stay ahead of customer needs and challenges. Our ability to compete and succeed is directly correlated to our ability to recruit, incentivize and retain skilled teams in research and development, sales, marketing, operations, and other business professionals. We also face intense competition both within the software industry and from other technology companies for highly qualified personnel. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

The key elements of our philosophy include the following:

•

Company Ownership. We believe that equity ownership in Tableau by employees including our executive officers is a critical retention tool, and equity awards also emphasize long-term results and align the interests of our employees, executive officers and stockholders.

•

Pay for Performance. Our executive compensation program is weighted towards at risk, performance-based compensation. A significant portion of our named executive officers’ compensation is at risk and dependent upon our company’s performance or an increase in the market price of Tableau’s Class A common stock.

•

Fair, Flexible and Results-Oriented. We design our compensation structure to reward results and to drive excellence and consistency across our departmental organizations – development, sales, marketing and operations. All named executive officers (other than our Chief Executive Officer and our Executive Vice President, Sales) participate in the same broad-based incentive bonus plan as our other non-sales employees, and our Executive Vice President, Sales participates in the same commission plan as other sales employees. We also offer discretionary bonus opportunities to our non-sales named executive officers (other than our Chief Executive Officer) to reward departmental and individual performance.

Our executive compensation program has been heavily weighted towards equity. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. Prior to our becoming a public company in May 2013, our equity compensation program was largely in the form of stock option grants. Following our initial public offering, we shifted to the use of restricted stock units (“RSUs”) settled in shares of our Class A common stock as our primary equity vehicle for all employees including our named executive officers. We believe that RSUs can align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater transparency and predictability to employees in the value of their compensation.

To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and discretionary annual cash bonuses and commissions. All non-sales employees, including our non-sales named executive officers (other than Christian Chabot, our Chief Executive Officer, who historically has not participated), are eligible to receive a target cash bonus under our annual incentive bonus plan equal to 10% of their base salary based on achievement of corporate financial goals. In addition, our non-sales named executive officers are eligible to receive discretionary cash bonuses if certain threshold corporate financial goals are achieved, and where the actual amount of the bonus will be determined based on the achievement of subjective departmental and individual performance criteria. Our sales professionals earn commissions based on achievement of quotas in keeping with market practices to promote revenue growth.

Compensation Decision Process

Before our initial public offering in May 2013, compensation decisions for our named executive officers were determined by our Board of Directors (including our co-founder, Chairman and Chief Executive Officer and our co-founder and Chief Development Officer), in consultation with management. At the beginning of each fiscal year, recommendations from management were made to our Chief Executive Officer and Chief Development Officer, who then made recommendations to the Board of Directors on compensation for executive officers (other than themselves) based on their evaluation of such executive officer’s performance relative to expectations and to the performance of our other employees. Our Chief Executive Officer’s and Chief Development Officer’s compensation was determined by our Board of Directors.

Since our initial public offering, compensation decisions for our named executive officers have been determined by our Compensation Committee, with input from compensation consultants and, as appropriate, management (including our Chief Executive Officer). Our Compensation Committee reviews the compensation of our executive officers, including our named executive officers, on annual basis to ensure the executives are properly incentivized, and makes adjustments as necessary.

In June 2013, the Compensation Committee engaged Compensia as an independent compensation consultant, after taking into account the six factors prescribed by the SEC and NYSE. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	develop a peer group of companies to understand competitive market compensation practices;

•	review and assess our current executive officer compensation practices and equity profile relative to our peers; and

•	develop a board of directors compensation policy appropriate for a publicly-held company.

The Chairman of the Compensation Committee and its members also met in executive session with our Chief Executive Officer and Chief Financial Officer periodically to discuss our compensation history, philosophy, key performance metrics and strategic goals. Compensia ultimately developed recommendations that were submitted to the Compensation Committee for its consideration. At the beginning of 2014, following an active dialogue with Compensia and further discussions with management, the Compensation Committee ultimately made adjustments to the cash compensation for certain of our executive officers and granted RSUs to our executive officers to promote executive retention and align ourselves with our peer companies in a competitive technology employment market.

Role of Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our named executive officers, including our Chief Executive Officer, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the company, including accomplishment of our long-term business and financial goals. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. For additional information about our Compensation Committee, see the section entitled “Information Regarding the Board of Directors and Corporate Governance—Board Committees—Compensation Committee” elsewhere in this proxy statement.

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has previously retained Compensia and Radford to review and assess our executive employee compensation practices relative to market compensation practices and to provide market compensation data. For additional information on these engagements, see the section entitled “—Role of Compensation Consultants” below.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and our human resources, finance, equity and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. Our Chief Executive Officer, Chief Financial Officer and General Counsel may attend meetings of the Compensation Committee to present information and answer questions. Our Chief Executive Officer may also make recommendations to the Compensation Committee regarding compensation for our executive officers other than for himself because of his daily involvement with our executive officers. Our Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations as one of several factors in making compensation decisions, along with recommendations and market data obtained by compensation consultants, and the Compensation Committee’s own independent judgment. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Compensation Consultants

Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Our Compensation Committee engaged Compensia in June 2013 to review our executive compensation policies and practices and to conduct an executive compensation market analysis for the fiscal year ended December 31, 2014. In August 2014, our Compensation Committee engaged Radford to assist with our executive and board compensation planning for 2015, including providing data for our overall equity and incentive plan targets and an analysis of our equity usage. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee does not believe that its relationships with Compensia or Radford and the work of Compensia and Radford on behalf of the Compensation Committee and management has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from its independent compensation consultants stating their belief that they remain independent compensation consultants to the Compensation Committee.

Competitive Positioning

In July 2013, our Compensation Committee determined to use the following peer group of companies that operate in the applications software, systems software, or adjacent Internet software and services markets, with similar revenues, revenue growth, proximity to an initial public offering and market capitalization to inform its decisions for executive compensation for 2014:

Cornerstone OnDemand Inc. Guidewire Software Inc. Imperva Inc. Infoblox Inc. Jive Software Inc.	Microstrategy Inc. NetSuite Inc. Qlik Technologies Inc. ServiceNow Inc. SolarWinds Inc.	Sourcefire Inc. Splunk Inc. Workday Inc. Zillow Inc.

Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. However, the Compensation Committee has not adopted any formal benchmarking guidelines and maintains discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as our internal pay equity and compensation budget, individual performance and contribution to the Company, an executive’s level of experience and responsibilities, and comparability of roles within other peer companies.

Components of Named Executive Officer Compensation

The compensation program for our named executive officers consists of:

•	base salary;

•	cash incentive compensation;

•	long-term equity compensation;

•	severance and change in control-related benefits; and

•	employee benefits and perquisites.

Each named executive officer’s compensation has been designed to provide a combination of compensation that is tied to achievement of our short- and long-term objectives. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we expect to review our executive compensation program at least annually.

Base Salary

We provide base salaries to our named executive officers and other employees to compensate them for services rendered day-to-day during the year and provide a level of stable fixed compensation. Each named executive officer’s initial base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, and later pursuant to the Company’s annual review processes. We generally do not apply specific formulas to determine changes in base salary. Rather, our Compensation Committee oversees the review of base salaries of our named executive officers on an annual basis and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s responsibilities, experience and performance, prior salary level, position (in the case of a promotion), and market conditions and overall Company performance.

In January 2014, in connection with its review of our executive compensation program, our Compensation Committee approved adjustments to the base salaries of our named executive officers, effective as of January 1, 2014, as set forth in the table below. Based on Compensia’s review, the then-current base salary level for each our named executive officers was generally at or below the 25th percentile for the comparable executive in our compensation peer group. Consistent with our objective of moving longer-term to align cash compensation closer to the 50th percentile of our compensation peer group, our Compensation Committee approved base salary increases for each named executive officer as described in the table below. While our Chief Executive Officer received the most substantial raise of our named executive officers as a percentage increase from the previous year, the amount of the raise was partially a reflection of the fact that his total cash compensation was well below the 25th percentile in our compensation peer group.

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Increase
Mr. Chabot	$300,000	$375,000	25.0%
Mr. Walker	$275,000	$300,000	9.1%
Ms. Wright	$237,500	$250,000	5.3%
Ms. Fink	$227,300	$230,000	1.2%
Mr. Conder	$235,000	$250,000	6.4%

Variable Cash Incentive Compensation

At the end of fiscal 2013, our Board of Directors approved our operating plan for the fiscal year ended December 31, 2014, which included corporate performance objectives for the company-wide bonus opportunity and that performance objective was also used by our Compensation Committee and Chief Executive Officer used in our named executive officers’ cash incentive compensation for the fiscal year ended December 31, 2014. One of our compensation objectives is to have a significant portion of each named executive officer’s compensation tied to performance. To help accomplish this objective, we provide for performance-based cash incentive opportunities for our named executive officers (other than our Chief Executive Officer). Historically, our Chief Executive Officer has elected to not participate in any annual cash bonus plans.

All non-sales employees, including our named executive officers, other than our co-founders, are eligible to receive a target cash bonus equal to 10% of their base salary under our company-wide annual incentive bonus plan based on achievement of corporate financial goals established in the board approved operating plan. We believe this broad-based bonus plan is an important part of Tableau’s corporate culture where each of the four departments—development, sales, marketing and operations—work collectively toward shared corporate goals and objectives. Historically the target financial goals have been related to bookings targets because we believe this objective is appropriately aligned with our growth strategy. In addition, our non-sales named executive officers are eligible to receive “tier 1” and “tier 2” discretionary cash bonuses if certain threshold corporate financial goals are achieved, and where the actual amount of the bonus is determined based on the achievement of subjective departmental and individual performance criteria. The Compensation Committee’s final assessment of a named executive officer’s performance under such tier 1 and tier 2 discretionary bonuses is based on a recommendation from the Chief Executive Officer as to the subjective score between 1 and 10 (10 equating to 100%), and the actual discretionary bonus is calculated by multiplying the named executive officer’s score against his or her discretionary bonus target. Our sales professionals, including Ms. Wright, earn commissions on a monthly basis based on achievement of quotas in keeping with market practices to promote revenue growth, and can also earn accelerators or higher commissions based on above-quota performances.

2014 Incentive Compensation Plans. In January 2014, our Compensation Committee adopted and approved corporate financial targets for 2014 based on bookings for our company-wide annual incentive bonus plan and as a threshold condition for eligibility to receive discretionary performance bonuses tied to departmental and individual objectives. Bonuses under our company-wide annual incentive bonus plan are only earned if we achieve at least 80% of the applicable corporate goal under the incentive bonus plan. For any executive officer to be eligible for any tier 1 discretionary bonus, 100% of the applicable corporate goal must be met. This target level is set to be aggressive, yet achievable with diligent effort. In addition, achievement of at least 102.4% of the corporate goal under the 2014 incentive bonus plan was necessary for eligibility to receive a “tier 2” discretionary bonus. The target annual cash incentive compensation opportunities for our named executive officers other than Mr. Chabot and Ms. Wright in 2014 were as follows, and were determined based on comparable market and survey data, additional input from our compensation consultants, as well as input from our Chief Executive Officer, with the goal of further tying compensation to performance:

Named Executive Officer	Company-Wide Incentive Bonus Plan Opportunity	Tier 1 Discretionary Bonus Opportunity	Tier 2 Discretionary Bonus Opportunity	Total 2014 Bonus Opportunity	Total 2014 Bonus Opportunity (as a % of base salary)
Mr. Walker	$30,000	$75,000	$75,000	$180,000	60%
Ms. Fink	$23,000	$50,000	$40,000	$113,000	49%
Mr. Conder	$25,000	$25,000	$25,000	$75,000	30%

Our Compensation Committee also adopted a commission plan for Ms. Wright with target commissions equal to $250,000 (100% of her base salary) upon the achievement of certain quotas and the opportunity to exceed this target amount in the event that quotas are exceeded and certain broad based commission plan accelerators apply.

2014 Performance. We exceeded the corporate financial goals for the broad-based bonus and the tier 1 and tier 2 discretionary bonuses in 2014. As a result, Messrs. Walker and Conder and Ms. Fink were each entitled to receive an incentive bonus equal to 10% of their base salary under our company-wide incentive bonus plan, and were also eligible for tier 1 and tier 2 discretionary bonuses subject to the year-end assessment and proposal of the Chief Executive Officer to the Compensation Committee in regard to the individual’s performance rating. In the evaluation of Messrs. Walker and Conder and Ms. Fink, approval ratings of 10 were achieved, so the full amount of the incentive compensation was approved.

The total annual cash incentive bonuses paid to our named executive officers other than our Chief Executive Officer for 2014 performance were as follows:

Named Executive Officer	Target Annual Compensation Opportunity	Actual Incentive Compensation	Percentage of Actual vs. Target
Mr. Walker	$180,000	$180,000	100%
Ms. Fink	$113,000	$113,000	100%
Mr. Conder	$75,000	$75,000	100%

The annual cash incentive awards earned by our named executive officers for 2014 are set forth in the Summary Compensation Table below. In accordance with SEC guidance, Ms. Wright’s commissions are reported in the “Salary” column rather than in the “Non-Equity Incentive Plan Compensation” column, even though we view her commissions as incentive compensation. As the Company exceeded its sales objectives for the year, under the commission plan, Ms. Wright achieved the full amount of commissions, plus various accelerators, as set forth in the Summary Compensation Table below. As our senior sales executive, Ms. Wright’s target commission opportunity was higher than the target incentive compensation opportunity of our other named executive officers due to the strong link between her job responsibilities and our sales quota achievement. This arrangement is consistent with the incentive compensation opportunities for the top sales executives at our peer group companies.

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards, the value of which depends on our stock performance. Prior to our initial public offering, our equity incentives were granted in the form of stock options that were subject to vesting over an extended period of time subject to continued service with us. In 2013, once we were a publicly-traded company, we stopped granting stock options to our employees, including our named executive officers and introduced RSUs into our employee and executive compensation program. This decision was based on our assessment of market conditions in hiring, the peer group data provided by Compensia showing a shift to RSUs granted to executive officers in our peer group and our belief that RSUs offer a more predictable nature of value delivery to our named executive officers and promote further alignment of the interests of our executive officers with the long-term interests of our stockholders. RSUs provide an important tool for us to retain our highly sought after named executive officers since the value of the awards is delivered to our named executive officers over a four year period subject to continued service with us. Going forward, we may introduce other forms of equity awards to our executive officers, including our named executive officers, to continue strong alignment of their interests with the interests of our stockholders.

Our Compensation Committee, in consultation with our Chief Executive Officer, determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, competitive factors including competition for technology executives, peer group data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards (e.g., RSUs) and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, individual performance and retention objectives.

In December 2013 and January 2014, our Compensation Committee, in consultation with Compensia and our Chief Executive Officer, reviewed the equity compensation for our executive officers, to assess the goals of such long-term equity compensation. As a result of that process and with those inputs, our Compensation Committee approved the RSU grants set forth in the table below, with the initial vesting of 12.5% occurring the first quarter after the two year anniversary of the grants, and the remainder vesting 12.5% each quarter thereafter, subject to the named executive officers’ continued service with us. Our Compensation Committee chose this vesting schedule specifically to further our retention objectives. We did not make any equity grant to our Chief Executive Officer in 2014 because our Chief Executive Officer elected to not receive further equity grants at this time. We believe that, at this stage in our growth, service-vested RSUs aligns the interests of our named executive officers with the long-term interests of our stockholders, and provides incentives to our named executive officers to continue to build and grow the company. Our Compensation Committee may consider adopting other forms of equity awards, including performance-based awards, in the future.

The chart below summarizes the RSU grants made to our named executive officers in 2014:

Named Executive Officer	2014 RSU Grants (Number of Shares)
Mr. Walker	20,229
Ms. Wright	17,360
Ms. Fink	10,212
Mr. Conder	8,170

Severance and Change in Control-Related Benefits

We entered into Change in Control Severance Agreements with each of our named executive officers to provide certain protections in the event of their termination of employment following a change in control of our company. We believe that these protections serve our retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our company. The terms of these agreements were considered and approved by our Board prior to our initial public offering. For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “—Potential Payments Upon Termination Following a Change in Control.”

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs. In the event we determine to offer shares for purchase under our 2013 Employee Stock Purchase Plan, all of our named executive officers will have the opportunity to purchase shares under such plan on the same basis as other U.S. based employees of Tableau. We also have historically reimbursed certain of our named executive officers for personal household expenses, up to $25,000 per year, but have elected not to continue this program in 2015. We also pay for our named executive officers’ and their spouses’ travel, related expenses and tax gross-ups associated with attendance at our annual sales achievement event. Our Company provides benefits for all employees working on non-permanent international assignments in jurisdictions other than their home country. Pursuant to these policies, in connection with Mr. Chabot’s temporary relocation to London, we have provided standard expatriate benefits including a monthly housing allowance, tax equalization, tax review and preparation services. At this time, we do not provide any other special plans or programs for our named executive officers. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the company as a whole, including for our named executive officers. Other than as described above, we do not generally offer special or extraordinary perquisites.

Other Compensation Policies

Stock Trading Practices

We maintain an Insider Trading Policy that, among other things, prohibits all of our employees, including our named executive officers, directors and employees from engaging in short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our capital stock. Our Insider Trading Policy also requires that all directors and employees that make up our senior management team, including our named executive officers, pre-clear with our legal department any proposed open market transactions, and prohibits trading during certain quarterly and certain special blackout periods. Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans, or 10b5-1 plans. Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the Company.

Stock Ownership and Compensation Recovery Policies

At this time, we have not adopted stock ownership guidelines with respect to the named executive officers or otherwise, in part due to the significant existing equity holdings of our named executive officers. We do not presently have a compensation recovery policy for our named executive officers or otherwise, but we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our named executive officers. Further, under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, and (iv) our 2017 Annual Meeting of Stockholders. Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2014, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) to account for the expense of our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation

Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, departmental and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

Report of the Compensation Committee(1)

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mr. Elliott Jurgensen, Jr.
Dr. Forest Baskett
Mr. Scott Sandell

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2014 SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to or earned by each of the named executive officers listed below during the years ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christian Chabot Chief Executive Officer and Chairman	2014	375,000				153,355	528,355
	2013	300,000	319,000			30,718	649,718
	2012	300,000		2,169,347		33,034	2,502,381

Thomas Walker Chief Financial Officer	2014	300,000	1,981,026		180,000	30,760	2,491,786
	2013	275,000	319,000		127,500	36,641	758,141
	2012	275,000		1,811,557	75,000	35,506	2,197,063

Kelly Wright Executive Vice President, Sales(5)	2014	698,822	1,700,065			30,962	2,429,849

Elissa Fink Chief Marketing Officer(5)	2014	230,000	1,000,061		113,000	29,768	1,372,829

Keenan Conder Vice President, General Counsel and Corporate Secretary(5)	2014	250,000	800,088		75,000	5,962	1,131,050

(1)	Amounts reported in the salary column for Ms. Wright include both base salary and sales commissions.
(2)

Amounts reported in the stock award column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each RSU granted in 2014, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the Class A common stock underlying such awards.

(3)

Amounts reported in the non-equity incentive compensation plan column represent bonuses paid under our incentive bonus plan for non-sales employees for company-wide performance and tier 1 and tier 2 discretionary bonuses paid to our named executive officers (with the exception of Mr. Chabot who has elected to not participate.) For more information about our executive officers’ incentive compensation, see “—Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Variable Cash Incentive Compensation” above.

(4)

Amounts reported in this column for 2014 include: (i) $127,042 in payments and reimbursements in connection with Mr. Chabot’s temporary assignment to London, which includes local UK tax equalization of $88,608, all such payments of which are consistent with the Company’s policy for international assignments of employees as described in more detail under “—Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Employee Benefits and Perquisites” above; (ii) personal household expense reimbursements paid to each of our named executive officers, with the exception of Mr. Conder; (iii) spousal expenses and tax gross up payments related to a Company-sponsored retreat for each of our named executive officers; and (iv) 401(k) Company-match contributions for each of our named executive officers.

(5)	Ms. Wright, Ms. Fink and Mr. Conder were not named executive officers in 2012 and 2013.

GRANTS OF PLAN-BASED AWARDS FOR 2014

The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Target ($)	Maximum ($)
Christian Chabot		—	—
Thomas Walker	N/A 2/15/2014	$30,000	$180,000	20,229	1,981,026
Kelly Wright	N/A 2/15/2014	—	—	17,360	1,700,065
Elissa Fink	N/A 2/15/2014	$23,000	$113,000	10,212	1,000,061
Keenan Conder	N/A 2/15/2014	$25,000	$75,000	8,170	800,088

(1)

These amounts represent the target and maximum payments for each named executive officer under our 2014 incentive bonus plan. There was no threshold amount under this program. The actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “2014 Summary Compensation Table” above. For more information about our incentive bonus plan, see “Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Variable Incentive Cash Compensation” above.

(2)

Stock awards consist only of RSUs and are shown at their aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The fair value of each RSU is measured based on the closing price of our Class A common stock on the date of grant, which was $97.93 per share.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table presents for each of our named executive officers information regarding outstanding options and RSUs held as of December 31, 2014.

	Option Awards Class B Common Stock						Stock Awards Class A Common Stock
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christian Chabot	1/1/2012	466,530	173,282	(2)	7.17	2/28/2022
	11/15/2013						3,750	(3)	317,850
Thomas Walker	1/1/2010	55,500	—	(2)	1.50	2/24/2020
	8/4/2010	10,000	—	(2)	1.75	8/4/2020
	1/1/2011	44,062	938	(2)	5.92	3/30/2021
	1/1/2012	72,916	27,084	(2)	7.17	2/28/2022
	12/7/2012	125,000	125,000	(2)	9.30	12/10/2022
	11/15/2013						3,750	(3)	317,850
	2/15/2014						20,229	(4)	1,714,610
Kelly Wright	11/19/2008	79,933	—	(2)	1.31	11/19/2018
	1/1/2010	12,983	—	(2)	1.50	2/24/2020
	1/1/2011	17,500	730	(2)	5.92	3/30/2021
	1/1/2012	13,958	27,084	(2)	7.17	2/28/2022
	12/7/2012	71,186	75,000	(2)	9.30	12/10/2022
	2/15/2014						17,360	(4)	1,471,434
Elissa Fink	1/1/2010	8,875	—	(2)	1.50	2/24/2020
	1/1/2011	13,177	573	(2)	5.92	3/30/2021
	1/1/2012	18,655	10,834	(2)	7.17	2/28/2022
	12/7/2012	25,000	37,500	(2)	9.30	12/10/2022
	2/15/2014						10,212	(4)	865,569
Keenan Conder	1/23/2012	36,334	39,271	(5)	7.17	2/28/2022
	12/7/2012	25,500	37,500	(5)	9.30	12/10/2022
	2/15/2014						8,170	(4)	692,489

(1)	Represents the market value of the unvested shares subject to the RSU based on the closing price of our Class A common stock on December 31, 2014, which was $84.76 per share.
(2)

The shares subject to the award vest over four years, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(3)

The units subject to the award vest over four years, with 25% of the units vesting on the one-year anniversary of the vesting commencement date and the balance vesting in equal quarterly installments over the remaining 36 months, subject to continued service with us through each vesting date.

(4)

The units subject to the award vest over four years, with 12.5% of the units vesting the quarter following the two-year anniversary of the vesting commencement date and the balance vesting in equal quarterly installments over the remaining 7 quarters, subject to continued service with us through each vesting date.

(5)

The shares subject to the award vest over four years, with 25% of the shares vesting on the one-year anniversary of the vesting commencement date and the balance vesting in equal monthly installments over the remaining 36 months, subject to continued service with us through each vesting date.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2014 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)

Christian Chabot	—	—	1,250	106,038
Thomas Walker	372,500	35,612,325	1,250	106,038
Kelly Wright	316,626	22,555,848	—	—
Elissa Fink	—	—	—	—
Keenan Conder	37,000	2,360,180	—	—

(1)

These values assume that the fair market value of the Class B common stock underlying the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)

The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

(3)

The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of settlement.

EXECUTIVE OFFER LETTERS AND ARRANGEMENTS

Each of our named executive officers is an at-will employee. Offer letters with our named executive officers provide for one or more of the following: salary, annual bonus based on Company and individual performance or participation in an annual commission plan, equity-based awards, participation in our company-wide employee benefit plans, and in certain cases additional perquisites. Each of our named executive officers has also executed our standard form of confidential information and invention assignment agreement. In addition, we have entered into change in control severance agreements with each of our named executive officers, the terms of which were approved by our Board. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below under “—Potential Payments Upon Termination Following a Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

In February 2013, our Board approved a form of change in control severance agreement to be entered into with each of our executive officers and certain other employees, and in April 2013, we entered into these agreements with each of our named executive officers. The change in control severance agreements with each executive officer provides that if such officer is terminated for any reason other than cause, death or disability within 12 months after a change in control, or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive the following severance benefits:

•	a lump sum payment equal to 12 months of such officer’s then-current base salary (6 months in the case of Mr. Conder);

•

reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, at the level in effect immediately prior to such officer’s termination of employment, for a period of up to 12 months (or up to 6 months in the case of Mr. Conder); and

•	100% acceleration of vesting of all then-unvested equity awards held by such officer.

Payment of any severance benefits is conditioned on the executive officer’s timely execution of a general release of claims in our favor.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2014. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)(1)	Total ($)
Christian Chabot	375,000	19,511	13,762,800	14,157,311
Thomas Walker	300,000	21,943	13,640,360	13,962,302
Kelly Wright	250,000	21,943	9,289,934	9,561,877
Elissa Fink	230,000	21,943	4,581,105	4,833,047
Keenan Conder	125,000	10,971	6,569,276	6,705,247

(1)

For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the fair market value of a share of our common stock underlying the option on December 31, 2014 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the fair market value of a share of our common stock on December 31, 2014 multiplied by the number of unvested RSUs accelerated. The closing price of our Class A common stock on December 31, 2014 was $84.76 per share.

DIRECTOR COMPENSATION

The below table sets forth information regarding compensation earned by or paid to our non-employee directors during 2014. Mr. Sandell and Dr. Baskett do not receive compensation for their service as directors and, therefore, are not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Elliott Jurgensen, Jr.	56,685	175,010	231,695
John McAdam	50,300	175,010	225,310
Brooke Seawell	55,724	175,010	230,734

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to directors in 2014 calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU granted to the non-employee directors on May 9, 2014 (the annual RSU grant following the 2014 Annual Meeting of Stockholders) was $55.00.

(2)	The shares subject to these awards vest quarterly over the year following the date of grant, subject to continued service with us through each vesting date.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. None of our employee directors receives additional compensation for his service on our Board. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we do not currently provide certain non-employee directors who are affiliated with an institutional or venture investor of our company with compensation for their service on our Board.

Non-employee directors, other than Mr. Sandell and Dr. Baskett due to their affiliation with NEA, in the fiscal year ended December 31, 2014 received the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears:

•	$35,000 per year for service as a Board member;

•	$20,000 per year for service as the chair of the Audit Committee and $8,000 per year for service as a member (other than as chair) of the Audit Committee;

•	$12,300 per year for service as the chair of the Compensation Committee; and

•	$7,300 per year for service as the chair of the Nominating and Corporate Governance Committee.

In addition, each non-employee director, other than Mr. Sandell and Dr. Baskett, is also entitled to receive a RSU grant for shares of our Class A Common Stock in the amount of $175,000 every year on the date of our annual meeting of stockholders. Each such RSU will vest quarterly over one year following the date of grant, subject to the director’s continued service with us through such anniversary.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs(2)	Weighted Average Exercise Price of Outstanding Options(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity Compensation Plans Approved By Stockholders(1)	11,334,540	$8.76	8,851,878
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	11,334,540	$8.76	8,851,878

(1)	Includes securities issuable under our 2004 Equity Incentive Plan (the “2004 Plan”), 2013 Equity Incentive Plan (the “2013 Plan”) and 2013 Employee Stock Purchase Plan (the “2013 ESPP”).
(2)

Consists of (i) options to purchase 231,912 shares of Class A common stock under our 2013 Plan and 8,283,967 shares of Class B common stock under our 2004 Plan, and (ii) 2,818,661 shares of our Class A common stock subject to restricted stock unit awards under our 2013 Plan.

(3)	Excludes restricted stock unit awards because they have no exercise price.
(4)

Includes 6,229,892 and 2,621,986 shares of Class A common stock available for issuance under the 2013 Plan and 2013 ESPP, respectively. As of the date of our initial public offering, no further shares were available for issuance under the 2004 Plan. As of December 31, 2014, we had not commenced any offering under the 2013 ESPP. Pursuant to the terms of our 2013 Plan and 2013 ESPP, an additional 3,493,410 and 698,682 shares of Class A common stock were added to the 2013 Plan and 2013 ESPP, respectively, effective January 1, 2015.

TRANSACTIONS WITH RELATED PERSONS

Please see Executive Compensation and Director Compensation for a description of compensation arrangements with our named executive officers and directors.

Investor Rights Agreement

In July 2012, we entered into an Amended and Restated Investor Rights Agreement with the holders of our outstanding preferred stock and certain holders of our outstanding Class B common stock, including entities with which certain of our directors are affiliated. As of December 31, 2014, the holders of approximately 3.5 million shares of our Class A and Class B common stock were entitled to rights with respect to the registration of their shares.

Conversion Agreements

We have entered into conversion agreements with each of our founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, pursuant to which each founder has agreed to effect conversion of his shares of Class B common stock into Class A common stock, effective automatically upon the termination of such founder’s continuous service for any reason whatsoever, subject only to approval of our Board. In the conversion agreements, continuous service is defined to mean that the founder’s service with us, whether as an employee, a member of our Board or a consultant, is not interrupted or terminated. A mere change in capacity from employee and member of our Board to that of a consultant would not result in a termination of continuous service as long as there is no interruption in service to us.

Indemnification Agreements

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, officers and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tableau stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at Tableau Software, Inc., 837 North 34th Street, Suite 200, Seattle, Washington 98103, or contact our Corporate Secretary at (206) 633-3400.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Keenan Conder

Vice President, General Counsel and Corporate Secretary

March 31, 2015

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC is available without charge upon written request to: Tableau Software, Inc., Attn: Corporate Secretary, 837 North 34th Street, Suite 200, Seattle, Washington 98103.

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TABLEAU SOFTWARE, INC.

M89036-P62463

TABLEAU SOFTWARE, INC.

837 N. 34TH STREET

SUITE 200

SEATTLE, WA 98103

Please indicate if you plan to attend this meeting.

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement.

4. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

To conduct such other business properly brought before the meeting.

3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

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! ! !

01) Forest Baskett

02) Billy Bosworth

03) Patrick Hanrahan

1. Election of Directors

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TABLEAU SOFTWARE, INC.

Annual Meeting of Stockholders

May 11, 2015 11:00 AM

This proxy is solicited by the Board of Directors

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of TABLEAU SOFTWARE, INC., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of March 31, 2015 and the 2014 Annual Report to Stockholders and

hereby appoints Keenan M. Conder as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of TABLEAU SOFTWARE,

INC. to be held on May 11, 2015 at 11:00 a.m. local time, at the Lake Washington Rowing Club, 910 North Northlake Way,

Seattle, Washington 98103, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR”

THE ELECTION OF EACH OF FOREST BASKETT, BILLY BOSWORTH, AND PATRICK HANRAHAN; “FOR” THE ADVISORY

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION; “FOR” ONE YEAR AS THE PREFERRED FREQUENCY OF

ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION; “FOR” THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2015; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS

AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

2014 Annual Report and Proxy Statement for 2015 Annual Meeting are available at www.proxyvote.com.

Continued and to be signed on reverse side

M89037-P62463